UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2006

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	65-0903895
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e -4(c))

Item 8.01. Other Events

            Our subsidiary, Net 1 Applied Technologies South Africa Limited (“Net 1 SA”), has submitted to the board of directors of Prism Holdings Limited (“Prism”), a South African public company whose shares are listed on the JSE Limited, a letter detailing Net 1 SA’s proposed offer to acquire from Prism shareholders all the issued ordinary share capital of Prism for ZAR1.02 per share, or approximately $0.16 per share using the ZAR:$ exchange rate as of February 8, 2006, for a total cash consideration of approximately $100 million.

            Prism is a company focused on the development and provision of secure transaction technology, solutions and services. Prism’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of what Prism calls the “trusted transactions” environment and provide Prism with the building blocks for developing secure end-to-end payment solutions.

            Unlike common mergers and acquisition practice in the United States where transactions are typically announced only after completion of due diligence and final negotiation of definitive transaction documentation, South African rules require public announcement of an acquisition transaction as soon as the principal terms of the transaction have been established. Thus, on February 9, 2006, Net 1 SA, together with Prism, made a joint announcement (the “Firm Intention Announcement”), advising Prism’s shareholders that Net 1 SA had submitted to the Prism board a notice of Net 1 SA’s firm intention to make the offer. A copy of the Firm Intention Announcement is furnished with this 8-K as Exhibit 99.1, but is not incorporated herein by reference.

            The making of the offer, and the consummation of the acquisition, are subject to a number of conditions, including satisfactory completion of our due diligence, no Prism material adverse change, approval by Prism shareholders and the receipt of South African regulatory and other relevant approvals. There is no assurance that Net 1 SA will ultimately make the offer or that if made, the acquisition of Prism shares will be completed.

            The sending of an offer circular to Prism’s shareholders will be subject to:

•

the conclusion of satisfactory arrangements relating to the treatment of Prism’s existing incentive scheme and to the incorporation of Prism employees into our employee incentive program, as appropriate; and

•	the conclusion of an implementation agreement incorporating the terms and conditions set out in the offer and such other terms as are reasonably acceptable to the parties.

            Prism shareholders, including certain Prism directors and employees, holding approximately 43% of Prism’s shares, have entered into irrevocable undertakings to vote in favor of the offer.

            As required by South African regulations, the Firm Intention Announcement and our written proposal to the Prism board contained a statement that our financial adviser, Morgan Stanley South Africa (Proprietary) Limited (“Morgan Stanley”), had provided confirmation to the South African Securities Regulation Panel (the “Panel”) that we have and will have sufficient resources available to satisfy full acceptance of the offer. We have provided to Morgan Stanley, in support of its confirmation to the Panel, a written undertaking that, until completion of the transaction, we will set aside and not use for any purpose other than completion of the transaction, cash in the amount of approximately ZAR700 million (approximately $113 million at the February 8, 2006 ZAR:$ exchange rate). As of December 31, 2005, we had cash and cash equivalents of approximately $183.9 million. We believe that without regard to this ZAR700 million, our remaining cash reserves, together with availability under our current overdraft facility and revolving credit facility, will continue to be sufficient to fund our activities and expansion plans for the foreseeable future.

            Our management believes that an acquisition of Prism would give us the opportunity to:

•	augment our management team, technical staff and development professionals;

•	enhance our geographical penetration in South Africa via Prism’s terminals located in semi-urban stores, and thereby strengthen our merchant acquiring footprint;

•	expand our product lines to include services such as Prism’s prepaid water and electricity and mobile phone business;

•	increase the total number of transactions we process and are capable of processing;

•	amplify our technological advantage by providing us with access to Prism’s SIM card patented cell phone technology;

•	expand our market reach into new geographical areas such as the Philippines, Indonesia and Malaysia through Prism’s existing operations; and

•	take advantage of Prism’s smart card manufacturing capabilities.

            Note regarding forward-looking statements

            The foregoing contains forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including, without limitation, the following:

•	we may not ultimately make an offer to the Prism shareholders or if we do make an offer, the conditions to the offer may not be satisfied and the transaction may not be completed; and

•

the risk that if we do complete the transaction, we may not be successful in expanding our product lines or operations, integrating the operations of Prism with ours, or otherwise achieving the benefits we expect to derive from the acquisition.

            These forward-looking statements are not guarantees of future performance or events and are subject to risks and uncertainties that can cause actual results to differ materially from the results contemplated by such forward-looking statements. We undertake no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Item 9.01. Financial Statements and Exhibits.

            (a)      Exhibits.

99.1	Firm Intention Announcement, dated February 9, 2006

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: February 9, 2006	By:	/s/ Dr. Serge C.P. Belman
Dr. Serge C.P. Belamant
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Firm Intention Announcement, dated February 9, 2006